Exhibit 10.5

FORM OF LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made as of [__________] by and among Northern Star Acquisition Corporation, a Delaware corporation (the “Company”), and each other Person identified on Schedule A attached hereto (the “Schedule of Holders”) as of the date hereof.

RECITALS

WHEREAS, the Company is party to that certain Agreement and Plan of Reorganization, dated as of December 16, 2020 (the “Merger Agreement”), by and among the Company, NSAC Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Barkbox Inc., a Delaware corporation (“Barkbox”), pursuant to which Merger Sub will merge with and into Barkbox (with Barkbox being the surviving entity) (the “Merger”), and each share of common stock, par value $0.0001 per share, of Barkbox issued and outstanding immediately prior to the Merger (other than shares cancelled pursuant to Section 1.5 of the Merger Agreement and Dissenting Shares (as defined in the Merger Agreement)) will be cancelled and converted into the right to receive shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, upon consummation of the Merger, certain of the Holders’ shares of Class B common stock, par value $0.0001 per shares, of the Company (the “Class B Common Stock”, and together with the Class A Common Stock, the “Shares”) will automatically convert into shares of Class A Common Stock;

WHEREAS, the Company is party to that certain letter agreement, dated as of November 13, 2019 (the “Prior Agreement”), by and among the Company and certain of the Holders (as defined below) party thereto; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, (a) the Holders have agreed to certain transfer restrictions on the Shares on the terms and conditions set forth herein and (b) the Company and the Holders party to the Prior Agreement have agreed to amend certain provisions of the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

“Affiliate” of any Person means any other Person directly or indirectly controlled by, controlling or under common control with such Person; provided that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Holder. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) as applied to any Person shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble.

“Barkbox” has the meaning set forth in the recitals.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of, the issuing Person, and (iii) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in the clause (i) or (ii) above.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Holder” means any Person who is a holder of Shares.

“Lock-Up Shares” has the meaning set forth in Section 2(a).

“Lock-Up Term” has the meaning set forth in Section 2(a).

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Permitted Transferee” means, with respect to any Person, (A) the direct or indirect partners, members, equity holders or other Affiliates of such Person, (B) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person, (C) any of such Person’s officers or directors, or Affiliates or family members of the Person’s officers or directors, (D) in the case of an individual, such Person’s immediate family or a trust, the beneficiary of which is a member of such Person’s immediate family, an Affiliate of such Person or a charitable organization, in each case, provided the transfer is a gift; (E) in the case of an individual, a Person who would receive the Shares by virtue of laws of descent and distribution upon death of such Person; or (F) in the case of an individual, a Person who would receive the Share pursuant to a qualified domestic relations order.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Registration Rights Agreement” has the meaning set forth in the Merger Agreement.

“Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“Schedule of Holders” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors or managers is at the time owned or controlled, directly or indirectly, by the Company, or (ii) if a limited liability company, partnership, association or other business entity, either (x) a majority of the Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or other oversight board vested with the authority to direct management of such Person is at the time owned or controlled, directly or indirectly, by the Company or (y) the Company or one of its Subsidiaries is the sole manager or general partner of such Person.

“Transfer” means to, directly or indirectly, whether in one transaction or a series of transactions and whether by merger, consolidation, division, operation of law, or otherwise, (i) offer, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a Person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a Person, (ii) enter into any swap, hedging, short sale, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of Shares or securities convertible into or exercisable or exchangeable for Class A Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 2. Lock-Up.

(a) Each Holder hereby agrees that it will not Transfer any Shares or interest therein beneficially owned or owned of record by such Holder (collectively, such Holder’s “Lock-Up Shares”) until the earliest to occur of the following (the “Lock-Up Term”): (i) twelve (12) months after the consummation of the Merger; (ii) the date following the consummation of the Merger on which the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange such stockholders’ Shares for (or having their Shares converted into) cash, securities or other property (or the right to receive any of the foregoing), other than any holding company reorganization or a transaction that is intended solely to effect a redomestication; and (iii) the date upon which the reported closing price of the Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days following the Merger closing (the “Price Condition”). Notwithstanding the foregoing, no Holder may Transfer any Lock-Up Shares for which the Lock-Up Term has terminated as a result of the satisfaction of the Price Condition until the Shelf Registration Statement (as defined in the Registration Rights Agreement) is declared effective by the U.S. Securities and Exchange Commission.

(b) Notwithstanding the foregoing restrictions on Transfer set forth in Section 2(a), each Holder may:

(i)	Transfer its Lock-Up Shares to any Permitted Transferee;

(ii)

Transfer any shares of Class A Common Stock or other securities convertible into or exercisable or exchangeable for Class A Common Stock acquired in open market transactions after the effective time of the Merger; provided, however, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13 D, 13D/A, 13G or 13G/A) during the Lock-Up Term;

(iii)

exercise any options or warrants to purchase shares of Class A Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, however, that such Holder shall otherwise comply with any restrictions on Transfer applicable to such underlying shares of Class A Common Stock;

(iv)

Transfer any shares of Class A Common Stock issuable upon exercise of any options that expire during the Lock-Up Term to the Company to satisfy tax withholding obligations as permitted by the compensation committee of the board of directors of the Company in its discretion pursuant to the Company’s equity incentive plans or arrangements;

(v)

Transfer its Lock-Up Shares or other securities convertible into or exercisable or exchangeable for Class A Common Stock to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company of the Holder’s Lock-Up Shares or other securities in connection with the termination of such Holder’s service to the Company;

(vi)

Transfer its Lock-Up Shares in transactions approved by the board of directors of the Company in its discretion to satisfy any U.S. federal, state, or local income tax obligations of such Holder (or its direct or indirect owners) arising from a change in the Code, or the Regulations after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes); and

(vii)

Transfer any shares of Class A Common Stock or other securities acquired as part of the PIPE Investment (as defined in the Merger Agreement) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Investment; provided, however, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13 D, 13D/A, 13G or 13G/A) during the Lock-Up Term;

provided, however, that in the case of any Transfer or distribution pursuant to Subsections 2(b)(i), (x) in each case such transferees must enter into a written agreement agreeing to be bound by this Agreement, including the restrictions on Transfer set forth in Section 2(a), and (y) such Permitted Transferee (other than a Permitted Transferee as defined in clause (E) or (F) thereof) agrees to promptly Transfer such Lock-Up Shares back to such Holder if such Permitted Transferee ceases to be a Permitted Transferee for any reason prior to the date such Lock-Up Shares becomes freely transferable. Furthermore, Section 2(a) shall not apply to the entry, by such Holder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Class A Common Stock by such Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as it may be amended from time to time; provided, however, that such plan does not provide for, or permit, the sale of any Class A Common Stock during the Lock-Up Term and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Term.

(c) Each of the Holders acknowledges and agrees that any purported Transfer of Lock-Up Shares in violation of this Agreement shall be null and void ab initio, and the Company shall not be required to register any such purported Transfer.

(d) Each of the Holders agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of the Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Holder’s Shares describing the foregoing restrictions.

[(e) The Holder acknowledges that the Holder is a party to a letter agreement with the Company and Citigroup Global Markets Inc. dated on or about November 12, 2020 (“Letter Agreement”), that Section 6(a) of the Letter Agreement sets forth transfer restrictions with respect to the Shares, and that, on or about the date hereof, the Holder and the Company entered into an amendment to the Letter Agreement (“Letter Agreement Amendment”) deleting Section 6(a) in its entirety and replacing it with a reference to this Agreement.]1

Section 3. General Provisions.

(a) Amendments and Waivers. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Holders representing a majority of the Lock-Up Shares; provided that (i) no such amendment, modification or waiver that would adversely affect a Holder in a manner that is different from any other Holder shall be effective against such Holder without the prior written consent of such Holder and (ii) if any amendment, modification, waiver or release of this Agreement provides any Holder with rights superior to the rights provided to other Holders, such amendment, modification or waiver shall provide such rights to all Holders of Lock-Up Shares, except in the case of (A) waivers granted to a Holder, in the Company’s discretion, necessary to allow a requesting Holder to sell Lock-Up Shares having a market value, based on the average closing price of the Class A Common Stock

[1]	NTD: For Northern Star shareholders only.

on the New York Stock Exchange (or such other market on which the Class A Common Stock is then-listed or quoted) for the three (3) days immediately preceding such proposed sale, of not more than $500,000, in the aggregate for all such sales by such Holder during the Lock-Up Term, or (B) a waiver or release of any Holder is for the purpose of enabling such Holder to participate in an Underwritten Takedown (as defined in the Registration Rights Agreement) in which all Holders with similar rights are similarly granted waivers and permitted to participate, provided, that, such waiver or release granted to each Holder will be solely for the purpose of enabling such Holder to participate in such Underwritten Takedown. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(b) Remedies. The parties to this Agreement and their successors and assigns shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto and their successors and assigns agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d) Entire Agreement. Except as otherwise provided herein, this Agreement [and the Letter Agreement Amendment]2 contain[s] the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede[s] and preempt[s] any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(e) Successors and Assigns. This Agreement shall bind and inure to the benefit and be enforceable by the Company and its successors and assigns and the Holders and their respective successors and assigns (whether so expressed or not). In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit Holders are also for the benefit of, and enforceable by, any subsequent or successor Holder.

[2]	NTD: To be included for the Northern Star Holders.

(f) Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or delivered (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient but, if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Company at the address specified below and to any other party subject to this Agreement at such address as indicated on the Schedule of Holders, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party or as is on file for such Person at the Company. Any party may change such party’s address for receipt of notice by providing prior written notice of the change to the sending party as provided herein.

The Company’s address is:

Northern Star Acquisition Corporation

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jonathan J. Ledecky

E-mail:        jledecky@hockeyny.com

With a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Jeffrey M. Gallant

E-mail:        dmiller@graubard.com / jgallant@graubard.com

and:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Attention: Michael Mies

E-mail: michael.mies@skadden.com

and:

Gunderson Dettmer

1250 Broadway, 23rd Floor

New York, New York 10001

Attention: Brooks Stough / Melissa B. Marks / John Olson

E-mail: bstough@gunder.com / mmarks@gunder.com / jolson@gunder.com or to such other address or to the attention of such other Person as the Company has specified by prior written notice to the sending party.

(g) Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto, and the relative rights of the Company and the Holders hereunder, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h) MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(i) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES, AND EACH OF THEIR SUCCESSORS AND ASSIGNS, IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, ONLY IF SUCH COURT LACKS JURISDICTION, THE STATE OR FEDERAL COURTS IN THE IN THE STATE OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO, AND EACH OF THEIR SUCCESSORS AND ASSIGNS, FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO, AND EACH OF THEIR SUCCESSORS AND ASSIGNS, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE AFOREMENTIONED COURTS, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(j) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(k) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l) Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

(m) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(n) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(o) Dilution. If, from time to time, there is any change in the capital structure of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

NORTHERN STAR ACQUISITION CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

HOLDER

If individual:

Signature of Stockholder

Printed Name of Stockholder

If entity:

Printed Name of Entity

By:
Name:
Title:

Schedule A

Schedule of Holders